Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Rick Anguilla Under Armour, Inc. Tel: 410.454.6478 Financial Media: Melissa Merrill Financial Dynamics Tel: 212.850.5600

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER 2006 RESULTS

Second Quarter Net Revenues Increased 63.3% to $80.0 Million

Second Quarter Net Income Increased 32.5% to $2.4 Million; Diluted EPS of $0.05

Strong Consumer Demand for Company’s First Footwear Launch

Raises 2006 Net Revenues Outlook to $400 Million to $410 Million (+42% to +46% over 2005)

Raises 2006 Net Income Outlook to $34 Million to $35 Million (+72% to +78% over 2005)

Baltimore, MD (July 26, 2006) – Under Armour, Inc. (NASDAQ: UARM) today announced financial results for the second quarter ended June 30, 2006.

Net revenues increased 63.3% in the second quarter to $80.0 million compared to net revenues of $49.0 million in the second quarter of 2005. Apparel revenues for Men’s, Women’s, and Youth increased 31.0% to $58.0 million. Footwear revenues, which consist of football cleats and slides, were recorded for the first time in the second quarter of 2006 and totaled $15.6 million.

Second quarter net income increased 32.5% to $2.4 million compared to $1.8 million in the same period of 2005. Diluted earnings per share was $0.05, on weighted average common shares outstanding of 49.4 million compared to $0.03 per share on weighted average common shares outstanding of 37.5 million in the second quarter of the prior year.

“We accomplished the goals we set for the quarter and in the process exceeded our own expectations,” stated Kevin A. Plank, Chairman, CEO, and President of Under Armour, Inc. “We continued to drive revenue growth in our apparel business while building the foundation for a broader revenue base in international markets and in new product categories, such as footwear. We achieved these strategic growth goals while also accomplishing a key operational objective for the quarter, the implementation of SAP. This implementation provides us with the infrastructure needed to support our growing business.”

Mr. Plank added, “The highlight of the quarter had to be the launch of football cleats. Our Click ClackTM marketing campaign created an extraordinary amount of momentum for the brand while the performance of the product has further validated our authenticity on the field. We believe the door is now open for us to apply Under Armour technology to additional athletic footwear categories.”

Apparel revenues grew 31.0% for the quarter due to continued strength in the Men’s and Women’s business. Growth in Men’s was driven by the golf, training, running, and compression categories as well as the continued expansion of the brand within existing retail doors. Revenue growth in the Women’s fitness, training, and compression categories increased as the brand enhanced its presence on the retail floor and continued to focus marketing efforts on the female athlete.

Gross margin was 47.8% compared to 50.1% in last year’s second quarter. As expected, gross margin was impacted by several factors, primarily the introduction of cleated footwear, which has margins lower than current apparel margins.

Selling, general and administrative expenses were 43.6% of net revenues in the second quarter of 2006 compared to 42.7% in the same period of the prior year. The Company had previously stated its commitment to a marketing budget of 10% to 12% of net revenues for the full year but indicated that it would undertake incremental marketing spend in the second quarter to support its footwear launch. Marketing expense for the second quarter was 13.2% of net revenues compared to 12.8% in the same period last year.

Increasing Outlook for 2006

Due to the strength of the second quarter, ongoing momentum in its apparel business, and favorable business trends, Under Armour is increasing its outlook for 2006.

The Company now expects annual net revenues in the range of $400 million to $410 million, a 42% to 46% increase over 2005, and annual net income in the range of $34 million to $35 million, which represents a 72% to 78% increase from 2005. The Company continues to expect fully diluted weighted average shares outstanding of approximately 50 million for 2006.

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, July 26th, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NASDAQ: UARM) is a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Under Armour European headquarters is located in Amsterdam’s Olympic Stadium, and its global headquarters is located in Baltimore, MD. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Six Months Ended June 30, 2006

(Amounts in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 6/30/06	% of Net Revenues	Quarter Ended 6/30/05	% of Net Revenues	Six Months Ended 6/30/06	% of Net Revenues	Six Months Ended 6/30/05	% of Net Revenues
Net revenues	$79,965	100.0%	$48,957	100.0%	$167,661	100.0%	$107,144	100.0%
Cost of goods sold	41,758	52.2%	24,406	49.9%	85,142	50.8%	56,755	53.0%

Gross profit	38,207	47.8%	24,551	50.1%	82,519	49.2%	50,389	47.0%
Operating expense
Selling, general and administrative expenses	34,838	43.6%	20,906	42.7%	64,970	38.7%	41,847	39.0%

Income from operations	3,369	4.2%	3,645	7.4%	17,549	10.5%	8,542	8.0%
Other income (expense)
Interest income (expense), net	383	0.5%	(699)	(1.4%)	881	0.5%	(1,288)	(1.2%)

Income before income taxes	3,752	4.7%	2,946	6.0%	18,430	11.0%	7,254	6.8%
Provision for income taxes	1,328	1.7%	1,116	2.3%	7,272	4.3%	2,915	2.8%

Net income	2,424	3.0%	1,830	3.7%	11,158	6.7%	4,339	4.0%

Accretion of and cumulative preferred dividends on Series A Preferred Stock	—	0.0%	599	1.2%	—	0.0%	1,197	1.1%

Net income available to common shareholders	$2,424	3.0%	$1,231	2.5%	$11,158	6.7%	$3,142	2.9%

Basic earnings per share	$0.05		$0.03		$0.24		$0.09
Diluted earnings per share	$0.05		$0.03		$0.23		$0.08
Average basic shares	46,894		35,620		46,690		35,544
Average diluted shares	49,436		37,485		49,468		38,674

NET REVENUE BY PRODUCT CATEGORY

	Quarter Ended 6/30/06	Quarter Ended 6/30/05	% Change	Six Months Ended 6/30/06	Six Months Ended 6/30/05	% Change
Mens	$41,878	$32,227	29.9%	$94,387	$72,069	31.0%
Womens	12,088	8,810	37.2%	33,073	18,703	76.8%
Youth	4,076	3,254	25.3%	11,115	6,458	72.1%

Apparel	58,042	44,291	31.0%	138,575	97,230	42.5%
Footwear	15,584	—	100.0%	15,584	—	100.0%
Accessories	2,890	2,488	16.2%	7,687	6,309	21.8%

Net sales	76,516	46,779	63.6%	161,846	103,539	56.3%
License revenues	3,449	2,178	58.4%	5,815	3,605	61.3%

Net revenues	$79,965	$48,957	63.3%	$167,661	$107,144	56.5%

Under Armour, Inc.

As of June 30, 2006

(Amounts in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/06	As of 12/31/05	As of 6/30/05
Assets
Cash and cash equivalents	$41,918	$62,977	$522
Accounts receivable, net	63,244	53,132	31,136
Inventories	80,220	53,607	49,147
Prepaid expenses and other current assets	8,196	5,252	4,750
Deferred income taxes	9,056	6,822	6,986

Total current assets	202,634	181,790	92,541
Property and equipment, net	25,287	20,865	18,429
Deferred income taxes	194	—	—
Other non-current assets	968	1,032	297

Total assets	$229,083	$203,687	$111,267

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Equity
Revolving credit facility	$—	$—	$38,529
Accounts payable, accrued expenses and income taxes payable	52,822	43,864	29,691
Current maturities of long term debt	3,815	3,808	4,570

Total current liabilities	56,637	47,672	72,790
Long term debt, net of current maturities	4,437	4,583	4,910
Deferred income taxes	—	330	186
Other long term liabilities	327	272	214

Total liabilities	61,401	52,857	78,100
Mandatorily Redeemable Series A Preferred Stock	—	—	7,889
Stockholders’ equity	167,682	150,830	25,278

Total liabilities, mandatorily redeemable securities and stockholders’ equity	$229,083	$203,687	$111,267